EXHIBIT 3.1

                            ARTICLES OF ASSOCIATION
                                      of
                             COMPLETEL EUROPE N.V.

              as they read since the 18th day of September 2002.

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ARTICLES OF ASSOCIATION

COMPLETEL EUROPE N.V.


having its seat in Amsterdam, as they read as of the eighteenth day of September two thousand and two after taking effect of a provisional clause as provided in the deed of amendment to the articles of association executed on the seventeenth day of September two thousand and two before Paul Hubertus Nicolaas Quist, civil-law notary in Amsterdam, in respect of which amendment the Minister of Justice has advised on twenty-third day of August two thousand and two under number N.V. 1055197 that no objections have become apparent;

Definitions
Article 1.

In these Articles of Association the following definitions apply:

a. Annual Accounts shall mean: the balance sheet, the profit and loss account and the explanatory notes to these accounts;

b. Annual Meeting shall mean: the General Meeting with the purpose of considering and adopting the Annual Accounts, the annual report and any other documents required by law;

c. Articles of Association shall mean: the articles of association of the Company;

d. Board of Management shall mean: the board of management of the Company;

e.       C shares shall mean: class C shares in the capital of the Company;

f.       Company shall mean: CompleTel Europe N.V., registered in Amsterdam;

g. Company Sale shall mean: any sale of the Company to a third party (including by way of merger or a sale of substantially all of the Company's assets) to which the Company is a party or to which the Supervisory Board has given its approval;

h. Delegated Supervisory Board Committee shall mean: the delegated supervisory board committee of the Company;

i. Distributable reserves shall mean: that part of the Company's shareholders' equity which is in excess of (i) the paid-up and called-up part of the capital, and (ii) the reserves, if any, which are required by law and by virtue of these Articles of Association;

j. General Meeting shall mean: both the body formed by shareholders and others with voting rights as well as the meeting of shareholders and others with meeting rights;

k. Group Company shall mean: a legal entity or a company which is associated with the Company in a group, as defined in article 2:24b Dutch Civil Code;

l. Investors shall mean: Meritage Private Equity Fund, L.P., Meritage Private Equity Parallel Fund, L..P., Meritage Entrepreneurs Fund, L.P., DeGeorge Telcom Holdings L.P. or any of their affiliates;

m. Preference Amount shall mean: in relation to an outstanding Preferred Share, an amount equal to two thousand ten euro (EUR 2,010) per share;

n. Preferred shares shall mean: both the Preferred A shares and the Preferred B shares;

o. Preferred A shares shall mean: series A convertible cumulative preferred shares in the capital of the Company;

p. Preferred B shares shall mean: series B convertible cumulative preferred shares in the capital of the Company;

q.       Subsidiary shall mean:

         1. a legal entity in which the Company or one or more of its Subsidiaries, whether or not pursuant to an agreement with other persons entitled to vote, can jointly or by itself exercise more than half of the voting rights at the general meeting;

         2. a legal entity, of which the Company or one or more of its Subsidiaries are member or shareholder and, whether or not pursuant to an agreement with other persons entitled to vote, can jointly or by itself appoint or remove from office more than half of the members of the board of management or the supervisory board, even if all the persons entitled to vote cast their votes;

         3. a company acting under its own name in which the Company or one or more of its Subsidiaries, as partner is or are fully liable for the debts towards creditors;

r.       Supervisory Board shall mean: the supervisory board of the Company.

Name and seat

Article 2.

1.       The name of the Company is: CompleTel Europe N.V..

2.       Its registered seat is in Amsterdam.

3. The Company may have branch offices and branch establishments elsewhere, both at home and abroad.

Objects

Article 3.

The objects of the company are:

o to finance companies and other enterprises, to borrow, to lend and to raise funds, to participate in all types of financial transactions, including the issue of bonds, promissory notes or other securities or evidences of indebtedness, to invest in securities;

o to grant guarantees, to bind the Company and to grant security over its assets, for the obligations of companies and other enterprises with which the company is affiliated and of third parties;

o to enter into additional financial and other agreements (including swaps and derivatives transactions) in relation to the activities named above;

o to incorporate and to participate in any way whatsoever in, to manage, to supervise and to co-operate with companies and other enterprises, to acquire, to keep, to alienate or in any other manner to manage all sorts of participations and interests in other companies and other enterprises, to enter into joint ventures with other companies and enterprises;

o to acquire, to manage, to operate, to encumber and to alienate personal and real property and any right to or interest in personal and real property;

o to obtain, to exploit and to alienate patents and other intellectual property rights, to acquire and to grant licenses, sub-licenses and similar rights of whatever name and description and if necessary, to protect rights derived from patents and other intellectual property rights, licenses, sub-licenses and similar rights against infringement by third parties;

o to enter into agreements concerning the indemnification of its managing directors and its supervisory directors, and

o to undertake all that which is connected to the foregoing or in furtherance thereof, all in the widest sense of the words.

Capital and shares

Article 4.

1. The authorized capital amounts to eight hundred twelve thousand euro (EUR 812,000).

2.       It is divided into:

         o six million three hundred thousand (6,300,000) ordinary shares, each with a par value of four cents (EUR 0.04);

         o twenty-four thousand (24,000) series A convertible cumulative preferred shares, each with a par value of four euro (EUR 4.-);

         o sixteen thousand (16,000) series B convertible cumulative preferred shares, each with a par value of four euro (EUR 4.-);

         o ten million (10,000,000) class C shares, each with a par value of four cents

         o     (EUR 0.04).

         Where these Articles of Association refer to shares and shareholders, these shall be understood to refer to the aforementioned classes and holders thereof, unless the contrary is indicated.

         Where these Articles of Association refer to Preferred shares and holders of Preferred shares, these shall be understood to refer to the aforementioned classes of Preferred shares and holders thereof, unless the contrary is indicated.

3. Each Preferred A share and each Preferred B share is convertible into one hundred or more ordinary shares with due observance of Article 9. If, in accordance with Article 9 Preferred A shares, or, as the case may be, Preferred B shares are converted into ordinary shares, the number of Preferred A shares, or, as the case may be, Preferred B shares in the authorized capital will be decreased in an amount equal to the number of Preferred A shares, or, as the case may be, Preferred B shares that are converted and the number of ordinary shares in the authorized capital will be increased with one hundred ordinary shares for each converted Preferred A share, or, as the case may be, Preferred B share.

4. The ordinary shares, the Preferred shares and C shares are registered shares. Share certificates for C shares shall not be issued.

5. If a share belongs to more than one person, the collectively entitled parties may only have themselves represented vis-a-vis the Company by one person.

6. C shares shall not be entitled to any distribution from any reserve of the Company.

Share certificates

Article 5.

1. To the extent the Company is listed on one or more stock exchanges, ordinary and Preferred registered shares shall be available:

         o in the form of an entry in the shareholders register without issue of a share certificate; shares of this type are referred to in these Articles of Association as type I registered shares;

         o and, should the Board of Management so decide - also in the form of an entry in the share register with issue of a certificate, which certificate shall consist of a main part without dividend coupon; shares of this type and share certificates relating thereto are referred to in these Articles as type II registered shares and type II share certificates.

2. The Board of Management can decide that the registration of type I registered shares may only take place for one or more quantities of shares, which quantities are to be specified by the said Board, at the same time.

3. Type II share certificates shall be available in such denominations as the Board of Management shall determine.

4. All share certificates shall be signed by or on behalf of the Board of Management or by the CEO acting jointly with another member of the Board of Management; the signatures may be effected by printed facsimile.

         Furthermore, type II share certificates shall, and all other share certificates may, be countersigned by one or more persons designated by the Board of Management for that purpose.

5.       All share certificates shall be identified by numbers and/or letters.

6. Subject to the approval of the Supervisory Board, the Board of Management can determine that for the trade at foreign exchanges share certificates shall be issued complying with the requirements set by said foreign exchange(s) and not provided with any dividend sheet.

7. The expression `share certificate' as used in these Articles shall include a share certificate in respect of more than one share.

Duplicates

Article 6.

1. Upon written request from a shareholder, missing or damaged share certificates, or parts thereof, may be replaced by new certificates or by duplicates bearing the same numbers and/or letters, provided the applicant proves his title and, in so far as applicable, his loss to the satisfaction of the Board of Management, and further subject to such conditions as the Board of Management may deem fit.

2. In appropriate cases, at its own discretion, the Board of Management may stipulate that the identifying numbers and/or letters of missing documents be published three times, at intervals of at least one month, in at least three newspapers to be indicated by the Board of Management announcing the application made;
         in such a case new certificates or duplicates may not be issued until six months have expired since the last publication, always provided that the original documents have not been produced to the Board of Management before that time.

3. The issue of new certificates or duplicates shall render the original document invalid.

Shareholders register

Article 7.

1. Notwithstanding the provisions of the law in respect of registered shares, a register shall be kept by or on behalf of the Company, which register shall be regularly updated and, at the discretion of the Board of Management, may, in whole or in part, be kept in more than one copy and at more than one place.

         If the listing of the shares of the Company on a stock exchange or a regulated over the counter market in a country or countries other than the Netherlands so requires, part or parts of the shareholders register may be kept in such country or countries.

2. Each shareholder's name, his address and such further data as the Board of Management deems desirable, whether at the request of a shareholder or not, shall be entered in the register, with reference to the class of shares.

3. The form and the contents of the share register shall be determined by the Board of Management with due regard to the provisions of paragraphs 1 and 2 of this Article.

         The Board of Management may determine that the records shall vary as to their form and contents according to whether they relate to type I registered shares or to type II registered shares.

4. Upon request a shareholder shall be given free of charge a declaration of what is stated in the register with regard to the shares registered in his name, which declaration may be signed by one of the specially authorized persons to be appointed by the Board of Management for this purpose.

5. The provisions of the last four paragraphs shall equally apply to rights of usufruct or pledge on one or more registered shares, with the proviso that the other data required by law must be entered in the shareholders register.

Conversion of type I and type II registered shares

Article 8.

1. Subject to the provisions of Article 5, the holder of type I registered shares may, upon his request and at his option, have one or more type II registered shares entered in the share register for the same nominal amount and have issued to him one or more type II share certificates.

2. Subject to the provisions of Article 5, the holder of type II registered shares registered in his name may, after lodging the type II share certificates with the Company, upon his request and at his option, have one or more type I registered shares entered in the shareholders register for the same nominal amount.

         A shareholder who requests that type I registered shares are registered in his name may require that such shares are registered in his name in a register held outside of the Netherlands as provided in Article
         7 paragraph 1.

3. The holder of one or more share certificates may, after lodging the share certificates with the Company, upon his request and at his option have issued to him one or more share certificates, of the same type, and for the same nominal amount, each for as many shares as he requests, subject however to the provisions of Article 5, paragraph 3.

4. A request as mentioned in this Article shall, if the Board of Management so requires, be made on a form obtainable from the Company free of charge, which shall be signed by the applicant.

Conversion of Preferred shares

Article 9.

1. Each Preferred share may, at the option of the holder thereof and subject to the then applicable terms of conversion, be converted into one hundred or more ordinary shares, with the understanding that each Preferred A share and each Preferred B share shall initially be convertible into one hundred ordinary shares.

         The conversion rate applicable to the Preferred A and B shares shall be appropriately adjusted by the Supervisory Board to reflect any subsequent stock splits (or reverse split) affecting the ordinary shares, any dividends or distributions with respect to the ordinary shares consisting of additional ordinary shares or any similar transaction affecting the outstanding ordinary shares.

2. The holder of Preferred shares who wishes to convert his Preferred shares into ordinary shares shall inform the Management Board thereof by means of a written notice, setting out the number of Preferred shares he wishes to convert, which notice shall be irrevocable.

3. To the extent a Preferred share converts into more than one hundred ordinary shares, the Company shall issue such number of additional ordinary shares to the holder of the Preferred shares concerned as is necessary to fulfil the applicable terms of conversion. The obligation to pay up the nominal value of such additional issued shares shall be paid from the share premium reserve account referred to in Article 24 paragraph 1 kept in favour of the relevant class of Preferred shares and to the extent such share premium reserve is insufficient for that purpose, the deficit shall be paid up in cash by the holders of the Preferred shares concerned.

4. To the extent a holder of Preferred shares, directly prior to the conversion, is entitled to any accrued but unpaid dividends accrued since the first of July two thousand and four, the Company shall upon conversion of Preferred shares into ordinary shares issue a certificate to the holder of Preferred shares concerned entitling him to such accrued but unpaid dividends, with the understanding that the amount will be reduced by the dividend amount payable per ordinary share in the year in which the Preferred shares were converted on a pro rata temporis basis. The holder of a certificate referred to above shall be entitled to such accrued but unpaid dividend on a pari passu basis with the holders of the class of Preferred shares concerned and such accrued but unpaid dividends shall be payable prior to any dividend distribution on the ordinary shares. The certificate referred in the first sentence of this paragraph shall be transferable.

5. All of the issued Preferred shares shall be converted into ordinary shares, with due observance of the provisions set forth in paragraph 3 above, by virtue of a resolution adopted by the combined meeting of holders of Preferred A shares and holders of Preferred B shares with a majority representing at least two thirds of the entire issued Preferred share capital.

Transfer of shares

Article 10.

1. The transfer of a registered share shall be effected either by service upon the Company of the instrument of transfer or by written acknowledgement of the transfer by the Company.

2. Where a transfer of a type II registered share is effected by service in writing of an instrument of transfer on the Company, the Company shall, at the discretion of the Board of Management, either endorse the transfer on the share certificate or cancel the share certificate and issue to the transferee one or more new share certificates registered in his name to the same nominal amount.

3. The Company's written acknowledgement of a transfer of a type II registered share shall, at the discretion of the Board of Management, be effected either by endorsement of the transfer on the share certificates or by the issue to the transferee of one or more new share certificates registered in his name to the same nominal amount.

4. The provisions of the foregoing paragraphs of this Article shall equally apply to the allotment of registered shares in the event of a judicial partition of any community of property or interests, the transfer of a registered share as a consequence of a judgement execution and the creation of limited rights in rem on a registered share.

5. The submission of requests and lodging of documents referred to in Articles 5 to 10 inclusive shall be made at an address to be indicated by the Board of Management.

         Different addresses may be indicated for the different classes and types of shares and share certificates among which in any case an address in Amsterdam.

6. The Company is authorized to charge amounts to be determined by the Board of Management not exceeding cost price to those persons who request any services to be carried out by virtue of Articles 5 to 10 inclusive, provided that a number of shares, which number shall be determined by the Board of Management, will be combined without cost in one share certificate, which share certificate at request of the shareholder may again without cost, be divided in simple share certificates or in share certificates which represent a different number of shares, which number shall be determined by the Board of Management.

Restriction on the transfer of C shares

Article 11.

1. C shares may be transferred only after the approval for the proposed transfer has been granted by the Supervisory Board of the Company.
         A restriction on the transfer of C shares as mentioned in this article shall not apply (i) if the shareholder must transfer his share to a previous holder pursuant to the law, or (ii) in the event an Investor transfers his shares to another Investor.
         For the application of this article shares shall be deemed to include the right to subscribe for shares.

2.       The request shall be deemed to have been approved:

         a. if, within a three-months period of the receipt of the request, the applicant is not informed of a decision, or

         b. if, together with a rejection of the application, the applicant is not notified by the Supervisory Board of a prospective purchaser or purchasers willing and able to purchase for cash all of the C shares covered by the application.

3. In case the approval is granted or may be deemed to have been granted, the applicant is free to transfer his C shares for a period of three-months after the approval has been granted or is deemed to have been granted or after the three-months period as referred to under paragraph 2 a has expired.

4. Upon request of one or more of the parties the price shall be determined by one independent expert to be appointed by the judge of the Cantonal Section of the Court (Kantonrechter ) within whose jurisdiction the company has its seat.
         The applicant may withdraw his request within one month of having been notified of the price as determined by the expert.

Public offering

Article 12.

1. A person who is required to disclose, in accordance with the Act on disclosure of holdings in listed companies 1996 (Wet melding zeggenschap in ter beurze genoteerde vennootschappen 1996), (hereafter `WMZ'), that he acquired voting rights exercisable on the issued share capital of the Company (all such terms as defined in the WMZ) in excess of twenty-five percent (25%), shall be under the obligation to bring out a public offer on all of the issued ordinary and Preferred shares in the capital of the Company, except for the ordinary and Preferred shares held by the Company and/or its Subsidiaries, unless prior to the fifteenth day after such disclosure requirement arises, that person ceases to hold voting rights in excess of such twenty-five percent (25%) threshhold.
         The public offer is to be made in accordance with the provisions of Act of the Supervision of the Securities Trade 1995 (Wet toezicht effectenverkeer 1995) and the Decree of the Supervision of the Securities Trade 1995 (Besluit toezicht effectenverkeer 1995).

2.       The price for which the public offer shall be made shall be equal to
         (i) with regard to ordinary shares, the higher of the highest price paid by the shareholder required to make the offer for any ordinary shares and one-one hundredth (1/100) of the highest price paid by the shareholder required to make the offer for any Preferred shares, and
         (ii) with regard to Preferred shares, the higher of one hundred times the highest price paid by the shareholder required to make the offer for any ordinary shares and the highest price paid by the shareholder required to make the offer for any Preferred shares, in the capital of the Company in the twelve-month period preceding the date pursuant to which the disclosure obligation has arisen.

3. The public offer has to be made within the period as shall be determined by the Board of Management, which shall not be set at a date earlier than thirty days after the party concerned has been notified of the period within which he has to bring out his public offer.

4. The public offer may not be made subject to any conditions. The public offer may not be withdrawn.

5. During the period that the public offer has not been made the voting rights and distribution rights, to which the shares held by the person required to make the public offer are entitled, are suspended.

6. The provisions of paragraph 5 above shall apply `mutatis mutandis' to usufructuaries or pledgees with voting rights.

7. The provisions of this Article shall not apply to (i) the Company holding shares in its own capital, or (ii) Subsidiaries of the Company holding shares in the capital of the Company, or (iii) the Investors or persons controlling, controlled by or under common control with the Investors, or (iv) a person who, because of the Company modifying its share capital or the Company or one of its Subsidiaries acquiring shares in the capital of the Company, is required to disclose, in accordance with the WMZ, that he holds voting rights exercisable on the issued share capital of the Company in excess of twenty-five percent (25%) of the total number of voting rights exercisable on the issued share capital of the Company, unless such person subsequently acquires additional shares, or (v) trusts, within the meaning of article 2 of the Convention on the Law Applicable to Trusts and their Recognition of July 1, 1985, holding C shares in the capital of the Company, or (vi) a person who holds voting rights in excess of twenty-five percent (25%) of the total number of voting rights exercisable on the issued share capital of the Company, but who would hold less than such twenty-five percent (25%) if his holding of C shares were disregarded.

Issue of shares

Article 13.

1. The General Meeting or the Board of Management, if designated thereto by the General Meeting, shall resolve on further issues of shares; if the Board of Management has been designated thereto, the General Meeting may not, as long as such designation is valid, resolve on further issues.
         A resolution on the issue of shares of the Board of Management, other than the issue of shares to or for the benefit of employees of the Company or of a Group company, shall require the approval of the Supervisory Board adopted with a two-thirds majority of the votes cast by all members of the Supervisory Board in office.
         A resolution of the Board of Management on the issue of shares to or for the benefit of employees of the Company or of a Group company, shall require the approval of the Supervisory Board adopted with a simple majority of the votes cast by all members of the Supervisory Board in office.

2. The General Meeting or, as the case may be, the Board of Management shall determine the price and further conditions of issue, with due observance of the other relevant provisions in these Articles of Association.
         In the event Preferred shares are issued at a rate of issue that exceeds the par value of the shares, the balance will be allocated to the share premium reserve referred to in Article 24 paragraph 1.

3. If the Board of Management is designated as authorized to resolve on the further issue of shares, it shall also be determined by the General Meeting when such designation is made, how many and what class of shares may be issued.
         The designation of the Board of Management may be effected only by virtue of a resolution by the General Meeting adopted with a two-thirds majority of the votes cast at such meeting.

         When such designation is made, the duration of the designation, which shall not exceed five years, shall also be stipulated. The designation can be renewed each time for a period of no more than five years.

         Unless otherwise stipulated when the designation is made, said designation cannot be withdrawn.

4. If a resolution of the General Meeting pertaining to an issue or to the designation of the Board of Management, as referred to above, is to be valid, it shall require a prior or simultaneous positive resolution from each group of holders of shares of the same class whose rights are affected by the issue.

5. Within eight days after a resolution of the General Meeting on an issue or on a designation of the Board of Management as referred to above, the Board of Management shall submit a full text thereof at the office of the Trade Register.

         The Board of Management shall notify the office of the Trade Register of each issue of shares within eight days thereafter, stating the number and class thereof.

6. The provisions in paragraphs 1 to 5, inclusive, of this Article shall apply accordingly to the granting of rights to take shares but shall not apply to the issue of shares to a person who is exercising a previously acquired right to subscribe for shares.

7. Shares shall not be issued below par value, without prejudice to the provisions in article 2:80 paragraph 2 Dutch Civil Code. On the issue of a share, at least the nominal amount shall be paid up thereon, as well as, in the event the share is taken for a higher amount, the difference between such amounts.

8. Payment shall be made in cash insofar as another form of payment has not been agreed upon, without prejudice to the provisions in article 2:80b Dutch Civil Code.

         Payment may only be made in foreign currency with the permission of the Company and, furthermore, with due observance of the provisions in article 2:80a paragraph 3 Dutch Civil Code.

9. The Board of Management is authorized to effect legal transactions as referred to in article 2:94 paragraph 1 Dutch Civil Code without prior approval of the General Meeting, subject however to the approval of the Supervisory Board.

Pre-emptive right

Article 14.

1. Each shareholder shall, with respect to any issue of shares, have a pre-emptive right in proportion to the aggregate nominal value of his shares. A shareholder shall, however, not have any pre-emptive right on shares that are issued to or for the benefit of employees of the Company, or of a Group company.

2. Holders of C shares shall not have pre-emptive rights in respect of ordinary shares and Preferred shares that are issued and holders of ordinary shares and Preferred shares shall not have pre-emptive rights in respect of C shares that are issued in connection with a Company Sale.

3. When shares are issued, there shall be no pre-emptive right in respect of shares to be issued against any payment other than in cash.

4. With due observance of this Article, the General Meeting or, as the case may be, the Board of Management shall resolve, when the resolution in respect of issue is passed, on the manner and time-frame within which the pre-emptive right may be exercised.

5. The Board of Management shall announce an issue with pre-emptive right and the time-frame within which such may be exercised in the manner as provided in Article 27.

6. The pre-emptive right may be exercised for a period of at least two weeks after the day of announcement.

7. The pre-emptive right may be limited or excluded by resolution of the General Meeting adopted with a two-thirds majority of the votes cast at such meeting.
         In the proposal thereto, the reasons for the proposal and the choice of the intended price of issue shall be explained in writing. The pre-emptive right may, (i) for the period up to and including the twenty-ninth of March two thousand and five, also be limited or excluded by the Board of Management, subject to the unanimous approval of all members of the Supervisory Board in office, and (ii) for the period commencing on the thirtieth of March two thousand and five, in the event the Board of Management is designated thereto by resolution of the General Meeting adopted with a two-thirds majority of the votes cast at such meeting for a specific period of no more than five years as authorized to limit or exclude the pre-emptive right, also be limited or excluded by the Board of Management, which resolution of the Board of Management shall be subject to approval of the Supervisory Board adopted with a two-thirds majority of the votes cast by all members of the Supervisory Board in office;
         such designation is only possible if the Board of Management has also been designated previously or simultaneously the right to issue shares as referred to in Article 13 paragraph 1.
         The designation can be renewed each time for a period not in excess of five years;
         the authority granted thereby may only be exercised with the issue of shares to which the Board of Management has competently resolved. Unless otherwise stipulated in the designation, it may not be withdrawn.

8. The Board of Management shall deposit a full text of the resolution of the General Meeting on the limitation or exclusion of the pre-emptive right or on designation at the office of the Trade Register within eight days.

9. The provisions of the above paragraphs of the present Article shall apply accordingly to the granting of a right to subscribe for shares, but shall not apply to the issue of shares to someone who exercises a previously acquired subscription right.

Own shares

Article 15.

1. Upon any issue of shares the Company may not subscribe for shares in its own capital.

2. The Company may only acquire pursuant to a proposal of the Board of Management and subject to approval of the Supervisory Board fully paid-up shares in its own capital for no consideration or under universal title or if:

         a. the distributable reserves are at least equal to the price of acquisition;

         b. the nominal amount of the shares in its capital to be acquired, already held or held in pledge by the Company or a Subsidiary does not exceed one-tenth of the issued capital;

         c. the authorization for such acquisition has been granted by the General Meeting.

         Such authorization shall be valid for no more than eighteen months. The General Meeting shall determine in its authorization the number of shares which may be acquired, the manner in which they may be acquired and the maximum and minimum to be observed in respect of the price of acquisition.
         For the validity of such acquisition shall be decisive the extent of the Company's shareholders' equity according to the last-adopted balance sheet, minus the price for the acquisition of the shares in the capital of the Company and distributions from profits or reserves to others, which the Company and its Subsidiaries became indebted for after the date of the balance sheet.
         If a financial year has expired for a period in excess of six months without the Annual Accounts having been adopted, then acquisition other than under universal title in accordance with this paragraph 2 shall not be allowed.
         The authorization referred to here shall not be required, insofar as the Company acquires own shares, listed on an official price list of a stock exchange, in order to transfer such by virtue of an arrangement applicable to employees of the Company or of a Group Company to such employees.

3. Neither the Company nor any of its Subsidiaries may extend loans, give security, grant a price guarantee, guarantee in any other way or, severally or in any other way, bind itself in addition to or for other persons with a view to subscribing for or acquiring shares in the Company.
         This prohibition shall, however, not apply if shares or depositary receipts are subscribed or acquired by or for employees of the Company or a Group Company.

4. Alienation of shares held by the Company in its own capital shall only be effected pursuant to a resolution of the Board of Management, subject to the approval of the Supervisory Board.

         With the resolution in respect of alienation, the conditions of such alienation shall also be determined.

5. No votes can be cast at a General Meeting on a share owned by the Company or a Subsidiary thereof.
         Usufructuaries and pledgees of shares which are owned by the Company and its Subsidiaries, are not, however, excluded from exercising their voting right if the right of usufruct or the right of pledge was created before the share was held by the Company or a Subsidiary. The Company or a Subsidiary cannot cast votes on a share in respect of which it has a right of usufruct or a right of pledge.

6. In determining to which extent shareholders cast votes, are present or represented, or to which extent the share capital is supplied or is represented, shares in respect of which the law provides that no votes may be cast shall not be taken into account.

7. A Subsidiary may not for its own account subscribe for shares in the capital of the Company, nor have such done.
         The acquisition of such shares may only be effected directly or indirectly by Subsidiaries for their own account under specific title insofar as the Company may, pursuant to the provisions laid down in the preceding paragraphs of this Article, acquire shares in its own capital.

         A Subsidiary may not,

         a.   after it has become a Subsidiary; or

         b. after the company of which it is a Subsidiary has been converted into a company with limited liability (naamloze vennootschap); or

         c. after it has as a Subsidiary acquired shares in the capital of the Company for no consideration or under universal title, for a period in excess of three years hold or cause to be held for its own account shares in excess of one-tenth of the issued capital together with the Company and its other Subsidiaries.

Capital reduction

Article 16.

1. The General Meeting may, at the proposal of the Board of Management subject to the approval of the Supervisory Board adopted with a two-thirds majority of the votes cast by all members of the Supervisory Board in office, resolve on reduction of the issued capital by canceling shares or by reducing the nominal amount of shares by means of an amendment of the Articles of Association.
         The General Meeting may however, without a proposal of the Management Board and approval of the Supervisory Board to that effect, resolve on the cancellation of the entire issued Preferred capital in accordance with paragraph 2 below.
         In this resolution, the shares to which the resolution pertains shall be indicated and the execution of the resolution shall be laid down.

         A resolution to reduce the capital as referred to in this paragraph can only be revoked pursuant to a resolution of the General Meeting adopted with a two-thirds majority of the votes cast at such meeting.

2.       A resolution to cancel shares may only relate to:

         o     shares held by the Company itself; or

         o all the shares of the same class, provided all the holders of the class consent thereto; or

         o as of the first of July two thousand and seven, all the Preferred shares, at a redemption price equal to three times the Preference Amount increased with any accrued but unpaid dividend per redeemed Preferred share accrued since first of July two thousand and four. In the event the Company does not have sufficient funds or does not succeed to raise such funds to redeem all Preferred shares in accordance with the sentence above, the holders of Preferred A shares shall be entitled to receive the Preference Amount increased with any accrued but unpaid dividend per redeemed Preferred A share accrued since first of July two thousand and four.

               Subsequently the holders of Preferred B shares shall be entitled to receive the Preference Amount increased with any accrued but unpaid dividend per redeemed Preferred B share accrued since first of July two thousand and four.

               Any surplus then remaining shall be distributed proportionally to the holders of Preferred A shares and Preferred B shares up to the remaining balance of two times the Preference Amount per redeemed Preferred share; or

         o     all the C shares with a redemption of the par value.

3. Reduction of the amount of shares without repayment of capital and without release from the obligation to pay calls shall be effected in proportion to all the shares of one and the same class.

4. Partial repayment of capital on shares or release from the obligation to pay calls shall only be possible in proportion to all the shares or to all shares of a class exclusively.

5. The pro-rata requirements mentioned in paragraphs 3 and 4 of this Article may be deviated from with the approval of all the shareholders concerned.

6. A resolution in respect of capital reduction shall require a majority of at least two-thirds of the votes cast, if less than half the issued capital is represented at the meeting.

7. The convocation of a meeting in which a resolution is to be passed as referred to in this Article shall state the purpose of the capital reduction and the manner of execution.

8.       The Company is obliged to publish the resolutions referred to in this
         Article in conformity with the provisions of the law.

         A resolution to reduce the issued capital shall not come into force as long as creditors of the Company may oppose the same in conformity with the relevant provisions of the law.

Right of usufruct, right of pledge

Article 17.

1.       A right of usufruct or pledge may be created on a share.
         In that event, the voting right shall accrue to the shareholder or the usufructuary or the pledgee, if this has been provided for at the time of creation of the right of usufruct or pledge.

2. The shareholder who has no voting right and the usufructuary or pledgee who does have a voting right shall have the rights granted by law to holders of depositary receipts for shares issued with the cooperation of a company.

3. The rights referred to in paragraph 2 do not accrue to the usufructuary or pledgee who has no voting rights.

4. A right of pledge may also be created without acknowledgement by or notification to the Company. In that event article 3:239 Dutch Civil Code shall apply accordingly, in which case acknowledgement by or notification of the Company shall replace the notification referred to in paragraph 3 of that article.

Management

Article 18.

1.       The Company shall be managed by a Board of Management.
         The maximum number of members of the Board of Management shall be three.
         Only natural persons may be a member of the Board of Management. The Supervisory Board shall determine the number of the members of the Board of Management.

2. The members of the Board of Management shall be appointed by the General Meeting from a binding nomination, drawn up by the Supervisory Board, of at least two nominees for each vacancy to be filled.
         The binding nomination shall be drawn up within two months after the occurrence of a vacancy to filled.
         If the Supervisory Board fails to make use of its right to draw up a binding nomination or fails to do so in a timely manner, the General Meeting shall be free to make the appointment.
         The General Meeting may at all times override the binding nature of the Supervisory Board's nomination by adopting a resolution to this effect with two-thirds of the votes cast representing more than half of the issued capital.

3. The General Meeting may suspend and dismiss the members of the Board of Management.
         The Supervisory Board may also suspend the members of the Board of Management.
         Other than upon a proposal thereto by the Supervisory Board, the General Meeting may only resolve upon a suspension or dismissal of members of the Board of Management with a majority of two-thirds of the votes cast which represent more than half of the issued capital.

4. Even after having been extended, a suspension shall not last for more than three months.
         If no decision has been reached after that time on the lifting of the suspension or the removal from office, the suspension shall cease to exist.

5. The Supervisory Board shall determine the remuneration and other conditions of employment of the members of the Board of Management.

6. If there is more than one member of the Board of Management in office, the members of the Board of Management shall mutually allocate their duties, such subject to the approval of the Supervisory Board.

7. The Supervisory Board appoints a president (the `President') and a chief executive officer (the `CEO') from among the members of the Board of Management.

8. The Board of Management shall meet whenever a member of the Board of Management shall so require. It shall pass resolutions by an absolute majority of votes cast by all members of the Board of Management in office. Blank votes shall be considered null and void.
         The Board of Management must establish rules pertaining to the decision-making process of the Board of Management. Such rules shall require the approval of the Supervisory Board.

9. The Board of Management is authorized to appoint officials who may represent the Company and to grant to such persons any title and powers as it seems appropriate.

10. With due observance of the provisions of these Articles, the Management Board resolutions relating to any of the following matters shall be subject to the approval of the Supervisory Board adopted with a two third majority of the votes cast by all members of the Supervisory Board in office:

         a. Any sale or proposal to liquidate the Company or any sale of substantially all of the Company's assets outside its ordinary course of business;

         b. Any merger or consolidation proposal in which the Company is not the surviving entity or any material acquisition;

         c. Any acquisition involving a total consideration, of which the value represents an amount of ten million euro (EUR 10,000,000.-)] or higher;

         d. The incurrence of indebtedness for borrowed money other than working capital debts up to twenty million euro (EUR 20,000,000.-) conditional upon such borrowed amount being zero at least once every twelve (12) months;

         e. Implementing any amendment to any Company's stock option plan or other incentive schemes.

               Failure to obtain such approval from the Supervisory Board shall not affect the Board of Management or the authority of the members of the Board of Management to repre sent the Company.

11. With due observance of the provisions of these Articles, the Management Board resolutions relating to any of the following matters shall be subject to the approval of the General Meeting:

         a. The sale or disposal directly or indirectly of the business or substantially all of the Company's business to a third party;

         b. Entering into or terminating a continuing co-operation by the Company or an affiliate with another (legal) person or partnership or as general partner with full liability in a limited or general partnership, if such co-operation or termination thereof is of far-reaching significance for the Company;

         c. The participation of the Company or an affiliate in other legal persons or enterprises, involving an amount equivalent to at least the sum of one third of the Company's assets as shown in the consolidated balance-sheet and explanatory notes appearing from the last adopted annual accounts of the Company, as well as the disposal of such participation.

               Failure to obtain such approval from the General Meeting shall not affect the Board of Management or the authority of the members of the Board of Management to represent the Company.

12. With due observance of the provisions of these Articles, the Management Board resolutions relating to any Company Sale at a value less than the product of the Preference Amount multiplied by the number of issued Preferred shares, shall be subject to the approval of (i) the meeting of holders of Preferred A shares and (ii) the meeting of holders of Preferred B shares.

13. Notwithstanding the provisions of paragraph 10 above, the Supervisory Board may decide that certain other, clearly defined and notified to the Board of Management, Management Board resolutions also require the approval of the Supervisory Board, whereby it may be determined that such resolutions require a two-thirds majority.

Representation

Article 19.

1. The Company shall be represented by the Board of Management except to the extent otherwise provided by law.

         In addition, the authority to represent the Company is vested in the CEO acting jointly with another member of the Board of Management.

2. In all events of the Company having a conflict of interest with one or more members of the Board of Management, the Company shall continue to be represented in the manner described in paragraph 1 above.

         In all events in which the Company has a conflict of interest with a member of the Board of Management in his private capacity, the board resolution regarding that relevant legal act requires the prior approval of the Supervisory Board.

         Failure to obtain the approval defined in the present paragraph shall not affect the Board of Management or the authority of the members of the Board of Management to represent the Company. START HERE

3. If a member of the Board of Management is absent or prevented from acting, the remaining members of the Board of Management or the remaining member of the Board of Management shall be charged with the management of the Company. If the sole member of the Board of Management or all the members of the Board of Management are absent or prevented from acting, the person to be designated for that purpose by the Supervisory Board shall be charged with the management of the Company until the situation of absence or other prevention has ceased to exist in respect of at least one member of the Board of Management.

Supervisory Board

Article 20.

1. The Company shall have a Supervisory Board consisting of two Supervisory Directors A, two Supervisory Directors B and two Supervisory Directors C. Only natural persons can become member of the Supervisory Board. If one or more vacancies arise in the Supervisory Board, the Supervisory Board shall continue to constitute a competent body, without prejudice to the obligation to fill the vacancies without delay.

2. The duties of the Supervisory Board shall be the supervision of the conduct of management by the Company's Board of Management and of the general course of affairs of the Company and of any affiliated enterprise. The Supervisory Board shall assist the Board of Management by rendering advice. In performing their duties, the members of the Supervisory Board shall be guided by the interests of the Company and of any enterprise affiliated therewith.

3. The Board of Management shall provide the Supervisory Board the necessary information in a timely manner.

4. Supervisory Directors A shall be appointed by the General Meeting from a binding nomination drawn up by the combined meeting of holders of Preferred A shares and holders of C shares, of at least two nominees for each vacancy to be filled.
         The binding nomination shall be drawn up within four months after the occurrence of a vacancy to be filled.
         If the combined meeting of holders of Preferred A shares and holders of C shares fails to make use of its right to draw up a binding nomination or fails to do so in a timely manner, the General Meeting shall be free to make the appointment.
         The General Meeting may at all times override the binding nature of the Supervisory Board's nomination by adopting a resolution to this effect with two-thirds of the votes cast at a meeting representing more than half of the issued capital. In the event the entire issued Preferred A share capital, excluding Preferred A shares held by the Company and/or a Group Company, represents less than twelve and a half percent (12.5%) of the entire issued share capital, excluding issued C shares and excluding any shares (other than shares issued to or for the benefit of employees of the Company or of a Group Company) issued and outstanding subsequent to the current amendment of the articles of association taking effect ( the seventeenth day of September two thousand and two), the provisions of the first sentence of Article 20 paragraph 1 shall automatically be amended to provide for one less Supervisory Director A and one more Supervisory Director
         C. In the event the entire issued Preferred A share capital, excluding Preferred A shares held by the Company and/or a Group company, represents less than eight percent (8%) of the entire issued share capital, excluding issued C shares and excluding any shares (other than shares issued to or for the benefit of employees of the Company or of a Group Company) issued and outstanding subsequent to the current amendment of the articles of association taking effect (the seventeenth day of September two thousand and two), the provisions of the first sentence of Article 20 paragraph 1 shall automatically be amended to provide for one less Supervisory Director A and one more Supervisory Director C. The Company shall report a change in the Supervisory Board as described above immediately, no later than eight (8) days after such change occurred, to the office of the Trade Register.

5. Supervisory Directors B shall be appointed by the General Meeting from a binding nomination drawn up by the meeting of holders of Preferred B shares, of at least two nominees for each vacancy to be filled.
         The binding nomination shall be drawn up within four months after the occurrence of a vacancy to be filled.
         If the meeting of holders of Preferred B shares fails to make use of its right to draw up a binding nomination or fails to do so in a timely manner, the General Meeting shall be free to make the appointment.
         The General Meeting may at all times override the binding nature of the Supervisory Board's nomination by adopting a resolution to this effect with two-thirds of the votes cast at a meeting representing more than half of the issued capital.
         In the event the entire issued Preferred B share capital, excluding Preferred B shares held by the Company and/or a Group Company, represents less than twelve and a half percent (12.5%) of the entire issued share capital, excluding issued C shares and excluding any shares (other than shares issued to or for the benefit of employees of the Company or of a Group Company) issued and outstanding subsequent to the current amendment of the articles of association taking effect (the seventeenth day of September two thousand and two), the provisions of the first sentence of Article 20 paragraph 1 shall automatically be amended to provide for one less Supervisory Director B and one more Supervisory Director C.
         In the event the entire issued Preferred B share capital, excluding Preferred B shares held by the Company and/or a Group company, represents less than eight percent (8%) of the entire issued share capital, excluding issued C shares and excluding any shares (other than shares issued to or for the benefit of employees of the Company or of a Group Company) issued and outstanding subsequent to the current amendment of the articles of association taking effect (the seventeenth day of September two thousand and two), the provisions of the first sentence of Article 20 paragraph 1 shall automatically be amended to provide for one less Supervisory Director B and one more Supervisory Director C. The Company shall report a change in the Supervisory Board as described above immediately, no later than eight
         (8) days after such change occurred, to the office of the Trade
         Register.

6. Supervisory Directors C shall be appointed by the General Meeting from a binding nomination drawn up by the Supervisory Board and approved by the Supervisory Directors A and the Supervisory Directors B, if any, of at least two nominees for each vacancy to be filled. The binding nomination shall be drawn up within four months after the occurrence of a vacancy to be filled.
         If the Supervisory Board fails to make use of its right to draw up a binding nomination or fails to do so in a timely manner, the General Meeting shall be free to make the appointment. The General Meeting may at all times override the binding nature of the Supervisory Board's nomination by adopting a resolution to this effect with two-thirds of the votes cast at a meeting representing more than half of the issued capital.

7. Every two years the Supervisory Directors shall resign at the close of the shareholders' meeting at which the annual accounts are considered and shall, with due observance of paragraphs 4, 5 and 6 above, be immediately eligible for re-election.

8. Members of the Supervisory Board may be suspended or dismissed by the General Meeting at any time.
         A resolution of the General Meeting to suspend or dismiss members of the Supervisory Board shall require a majority of two-thirds of the votes, representing more than half of the issued capital, unless the proposal concerned has been made by the combined meeting of holders of Preferred A shares and holders of C shares in the event of a suspension or dismissal of a Supervisory Director A, or, as the case may be, the proposal concerned has been made by the meeting of holders of Preferred B shares in the event of a suspension or dismissal of a Supervisory Director B.
         A suspension may last no longer than three months in total, even after having been extended one or more times.
         In case no decision on a termination of the suspension or dismissal has been made following such time, the suspension ends.

9. The Supervisory Board shall at any time have access to all buildings and premises in use by the Company, and shall be entitled to inspect all of the Company's books and records and to examine all of the Company's assets. The Supervisory Board may delegate this authority to one or more of its members, or an expert.

10. The Supervisory Board shall appoint a chairman from among its members. The Supervisory Board shall furthermore have a Delegated Supervisory Board Committee consisting of three members, two of which shall be the Supervisory Directors A and one of which shall be a Supervisory Director appointed by the Supervisory Board by virtue of a resolution adopted with a two third majority of the votes cast by all members of the Supervisory Board in office. The Delegated Supervisory Board Committee shall more in particular be charged with regular consultations with the Board of Management about the course of affairs in the Company and shall regularly report of its findings to the Supervisory Board.

11. The Supervisory Board shall hold meetings as often as one or more of its members shall desire, as often as the Board of Management shall request, or as often as necessary in pursuance of the provisions of the present Articles of Association.

12. Except as otherwise provided by these Articles of Association, the Supervisory Board shall adopt resolutions by an absolute majority of the votes cast.
         If there is a tie in votes the proposal shall be rejected. The Supervisory Board may establish rules pertaining to the decision-making process of the Supervisory Board.

13. Each member of the Supervisory Board shall be entitled to cast one vote.

14. A member of the Supervisory Board may be represented at a meeting of the Supervisory Board only by another member of the Supervisory Board.

15. The Supervisory Board may also adopt valid resolutions without convening a meeting, provided that all of its members have been consulted and that none has stated an objection to adopting resolutions in this manner.

16. If it is necessary to provide the shareholders or the Board of Management with evidence of a resolution adopted by the Supervisory Board, the signature of the chairman of that Board shall suffice.

Indemnification, limited liability

Article 21.

1. The Company shall indemnify any person who is or was a member of the Board of Management or member of the Supervisory Board or proxyholder (procuratiehouder) and who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a member of the Board of Management or member of the Supervisory Board or proxyholder (procuratiehouder), officer, employee or agent of the Company, or is or was serving at the request of the Company as a member of the board of management or member of the supervisory board or proxyholder (procuratiehouder), officer, employee, trustee or agent of another company, a partnership, joint venture, trust or other enterprise or entity, including with respect to employee benefit plans maintained or sponsored by the Company or for the benefit of its or any of its group companies' employees or consultants, (each an `Indemnitee'), against any and all liabilities including all expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful or outside of his mandate. The termination of any action, suit or proceeding by a judgement, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, in and of itself, create a presumption that the person did not act in good faith and not in a manner which he reasonably could believe to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

2. No indemnification pursuant to paragraph 1 of this Article shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or wilful misconduct in the performance of his duty to the Company, unless and only to the extent that the court in which such action or proceeding was brought or any other court having appropriate jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification against such expenses which the court in which such action or proceeding was brought or such other court having appropriate jurisdiction shall deem proper.

3. Expenses (including attorneys' fees) incurred by an Indemnitee in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of an Indemnitee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Article.
         Such expenses incurred by an Indemnitee may be so advanced upon such terms and conditions as the Board of Management decides.

4. The indemnification provided for by this Article shall not be deemed exclusive of any other right to which a person seeking indemnification or advancement of expenses may be entitled under the laws of the Netherlands as from time to time amended or under any by-laws, agreement, resolution of the General Meeting or of the disinterested members of the Board of Management or otherwise, both as to actions in his official capacity and as to actions in another capacity while holding such position, and shall continue as to a person who has ceased to be a member of the Board of Management or member of the Supervisory Board, or proxyholder (procuratiehouder), officer, employee, trustee or agent and shall also inure to the benefit of the heirs, executors, administrators and the estate of such a person.
         The Company may, to the extent authorized from time to time by the Board of Management, grant rights to indemnification and to the advancement of expenses to any Indemnitee to the fullest extent of the provisions of this Article 21 with respect to the indemnification and advancement of expenses of Indemnitees.

5. The Company may purchase and maintain insurance on behalf of any Indemnitee, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Article.

6. Whenever in this Article reference is made to the Company, this shall include, in addition to the resulting or surviving company also any constituent company (including any constituent company of a constituent company) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power to indemnify its members of the board of management or members of the supervisory board, or proxyholders (procuratiehouder), officers, employees and agents, so that any person who is or was a member of the supervisory board, member of the board of management, or proxyholder (procuratiehouder), officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a member of the supervisory director, member of the managing board, or proxyholder (procuratiehouder), officer, employee, trustee or agent of another company, a partnership, joint venture, trust or other enterprise or entity, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving company as he would have with respect to such constituent company if its separate existence had continued.

7. No person shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a member of the Board of Management or member of the Supervisory Board or proxyholder (procuratiehouder); provided, however, that the foregoing shall not eliminate or limit the liability of a member of the Board of Management or member of the Supervisory Board or proxyholder (procuratiehouder) (1) for any breach of such individual's duty of loyalty to the Company or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for any transaction from which the member of the Board of Management or member of the Supervisory Board or proxyholder (procuratiehouder) derived an improper personal benefit or (4) for personal liability which is imposed by Dutch law, as from time to time amended.

8. No amendment, repeal or modification of this Article 21 shall adversely affect any right or protection of any person entitled to indemnification or advancement of expenses under this Article 21 prior to such amendment, repeal or modification. Financial year, annual accounts, annual report and publication

Article 22.

1.       The financial year shall be equal to the calendar year.

2. Each year, within five months after the close of the financial year, subject to extension of this period by the General Meeting on the grounds of circumstances of an exceptional nature by at most six months, the Board of Management shall draw up the Annual Accounts. Within this period the Board of Management shall also submit the annual report. The Annual Accounts shall be signed by all the members of the Board of Management and all the members of the Supervisory Board.
         If the signature of one or more of them is missing, mention thereof shall be made and the reason therefore stated.

3. The Board of Management shall submit the Annual Accounts to the General Meeting.

4. From the day the Annual Meeting has been convened until the close of that meeting, the documents referred to in paragraph 2 of this Article shall, together with the information to be added pursuant to article 2:392 Dutch Civil Code, be deposited at the Company's offices and in Amsterdam at the place to be mentioned in the convocation for inspection by all shareholders and other parties with meeting rights and each of them may obtain copies thereof at no cost.

5.       The General Meeting shall adopt the Annual Accounts.
         After the proposal to adopt the annual accounts has been dealt with, the proposal will be made to the General Meeting to discharge, in connection with the annual accounts and all that has been said in relation thereto in the General Meeting, the members of the Board of Management in respect of their conduct of management during the relevant financial year and the Supervisory Directors in respect of their supervision thereof.

6. The Annual Accounts may not be adopted by the General Meeting if they have been unable to ascertain to their satisfaction the statement of the auditor referred to in Article 23 paragraph 1, which must be attached to the Annual Accounts, unless the other information include mentioning of a legal ground why the statement is lacking.

7. The Company shall procure the publication of the documents and information referred to in this Article, if and insofar as and in the manner as prescribed in articles 2:394 et seq. Dutch Civil Code.

Auditor

Article 23.

1. The General Meeting shall give, without prejudice to any relevant statutory provisions, an auditor (`register accountant') or another expert as referred to in article 2:393 Dutch Civil Code or an organization in which such experts are working together, the instruction to examine and audit the Annual Accounts.

         That expert shall report on his audit to the Board of Management and the Supervisory Board and shall lay down the result of his audit in a report, stating whether the Annual Accounts give a true and fair view of the financial position of the Company.

2. If the General Meeting fails to appoint an auditor then the Supervisory Board is competent to do so, and if the Supervisory Board fails to appoint an auditor, then the Board of Management shall be competent to do so.

3. The General Meeting or the party who gave the instruction, shall at all times be authorized to cancel the instruction mentioned in this Article. The Supervisory Board may cancel an instruction by the Board of Management additionally.

Share premium reserves

Article 24.

1. For each class of Preferred shares the Company shall open in its books a separate share premium reserve account, which shall qualify as a reserve as referred to in article 2:105 paragraph 2 Dutch Civil Code, to which each concerned class shall be exclusively entitled.

2. The share premium reserve account referred to above in paragraph 1 may only be disposed of in accordance with the provisions of Article 9 paragraph 3 and the provisions of paragraph 3 below.

3. Commencing on the first of July two thousand and four, distributions may be made from a share premium reserve account referred to above in paragraph 1 by virtue of a resolution adopted by the shareholders meeting pursuant to a proposal of the meeting of holders of the concerned class of Preferred shares in the event the dividend to which the holders of Preferred shares concerned are entitled pursuant to Article 25 paragraph 4, is not paid or not paid in full to them, but only to the amount of the deficit.

4. In the event all shares of a certain class of Preferred shares cease to exist, the balance of the respective share premium reserves referred to in paragraph 1 above will be allocated to the general reserves of the Company.
         In the event that only a part of a certain class of Preferred shares cease to exist, a pro rata part of the respective share premium reserves referred to in paragraph 1 above will be allocated to the general reserves of the Company.

Profits

Article 25.

1. The Company may make distributions to the shareholders and to other persons entitled to the profits only up to a sum not exceeding the amount of the distributable reserves.

2. Profits shall only be distributed after adoption of the Annual Accounts showing such is allowed.

3. In calculating the profit appropriation, C shares shall be entitled to a dividend of one hundredth of a percent (0.01%) per annum calculated over the par value of the C shares and each Preferred share shall, for the period up to and including the thirtieth of June two thousand and four, be entitled to a dividend equal to one hundred
         (100) times the dividend to which each ordinary share is entitled.

4. From the profit appearing from the profit and loss account adopted by the general meeting of shareholders, for the first time with regard to the financial year two thousand and four, a dividend of eleven percent (11%) per annum calculated over an amount of the Preference Amount per share, shall first be distributed on the Preferred A shares, whereby in calculating the profit appropriation for the financial year two thousand and four the Preferred A shares shall only be entitled to such dividends as of the first of July two thousand and four.
         If on account of the profit not being sufficient in any previous financial year the dividend to which the holders of Preferred A shares are entitled pursuant to the previous sentence has not or not fully been paid to them, this deficit, insofar as the profit allows so, increased with interest of eleven percent (11%) per annum compounded on a quarterly basis, shall be distributed to them to the extent possible from the remaining profit.
         Subsequently, from the profit that remains after the distributions referred to above has been effected, a dividend of eleven percent (11%) per annum calculated over an amount of the Preference Amount per share, shall be distributed on the Preferred B shares, whereby in calculating the profit appropriation for the financial year two thousand and four the Preferred B shares shall only be entitled to such dividends as of the first of July two thousand and four.
         If on account of the profit not being sufficient in any previous financial year the dividend to which the holders of Preferred B shares are entitled pursuant to the previous sentence has not or not fully been paid to them, this deficit, insofar as the profit allows so, increased with interest of eleven percent (11%) per annum compounded on a quarterly basis, shall be distributed to them to the extent possible from the remaining profit.
         The balance then remaining may be distributed as a dividend on ordinary shares and C shares, with the understanding that the C shares shall only be entitled to a dividend of one hundredth of a percent (0.01%) per annum calculated over the par value of the C shares.

5. In the event that the Preferred shares have not been cancelled by the first of July of two thousand and seven in accordance with Article 16 paragraph 2, while the Company has sufficient funds or is in a position to raise such funds to redeem all issued Preferred shares, each shareholder, in accordance with article 2:346 subparagraph c Dutch Civil Code, shall have the right to elicit an inquiry proceeding with the Enterprise Chamber of the Amsterdam Court of Appeal, because if the Preferred shares are not cancelled by the first of July of two thousand and seven, this shall constitute a well-founded reason to doubt the correctness of policy.

6. To the extent the Company does not have sufficient distributable reserves (including the share premium reserve accounts referred to in Article 24 paragraph 1 kept in favour of the Preferred shares) to redeem all Preferred shares in accordance with the provision set forth in Article 16 paragraph 2, any dividend distribution referred to above in paragraph 3 and 4, shall require the approval of the combined meeting of holders of Preferred A shares and holders of Preferred B shares.

7. In calculating the profit appropriation, the shares held by the Company in its own capital shall not count, unless a usufruct has been created on these shares.

8. Insofar as profit is available in the Company, the Board of Management, subject to approval of the Supervisory Board, may resolve on payment of an interim dividend on account of the expected dividend, provided always that the provisions laid down in paragraph 1 of this Article have been satisfied, such to be shown by an interim balance sheet as referred to in article 2:105 paragraph 4 Dutch Civil Code.

9. The General Meeting may, following a proposal of the Board of Management, which has been approved by the Supervisory Board, resolve to make distributions to the holders of ordinary shares from one or more reserves which need not be maintained pursuant to the law or to these Articles of Association. The provisions of the paragraphs 1, 2, 8 and 10 apply accordingly.

10. The resolutions to distribute (interim) dividends may entail that (interim) dividends will be wholly or partly distributed not in cash, but in the form of shares in the Company or in a Subsidiary.

11. The (interim) dividend shall be made payable on a day to be determined by the Board of Management.

12. (Interim) dividends which have not been collected within five years after they became payable shall be forfeited to the Company.

Annual meeting

Article 26.

The Annual Meeting shall be held within six months after the close of the financial year, for the purpose of:

a. the discussion of the Annual Accounts and of the other information referred to in article 2:392 Dutch Civil Code, except in case extension has been granted for the preparation of the Annual Accounts pursuant to article 2:101 Dutch Civil Code;

b. adoption of the Annual Accounts, unless an extension as referred to in paragraph a. of this Article has been granted;

c. delivery of the written report made by the Board of Management on the state of the Company's affairs and the management conducted during the past financial year, unless an extension as referred to in a. above has been granted;

d.       effecting all such things as furthermore prescribed by the law;

e. dealing with all such further items of business as stated in the convocation of the meeting.

Convocation

Article 27.

1. All convocations for the General Meeting and all announcements, notifications and communications to shareholders and other parties with meeting rights shall be effected by means of letters sent to the addresses as recorded in the register referred to in Article 7.

2. The convocation shall be effected no later than on the fifteenth day before the day of the meeting.

3. In the convocation the agenda shall be given or it shall be communicated that shareholders and other parties with meeting rights may inspect the agenda at the offices of the Company, without prejudice to the relevant provisions of the law.

4. Insofar as all documents which must be available for inspection by shareholders and other parties with meeting rights have not been included in the convocation, these documents shall be made available at the offices of the Company and, if the Company is listed on a stock exchange, with such paying agent as referred to in the rules relating to securities of such stock exchange, to be designated in the convocation for shareholders and other parties with meeting rights at no cost.

Other general meetings

Article 28.

1. Other General Meetings shall be held whenever the shareholders and other parties with meeting rights shall be called and convened for that purpose by the Board of Management or by the Supervisory Board.

2. If one or more shareholders and/or other parties with meeting rights, jointly representing at least one-tenth of the issued capital, have requested the Board of Management or the Supervisory Board in writing to call and convene a General Meeting, at the same time specifying the items of the agenda, and the Board of Management or the Supervisory Board has not complied with such request in such a way that the General Meeting can be held within six weeks following such request, they shall be authorized to call such meeting themselves.

Place, chairmanship, minutes

Article 29.

1. General Meetings shall be held in Amsterdam, Schiphol (Municipality of Haarlemmermeer) or The Hague, at a location to be stated in the convocation.

2. General Meetings shall be presided over by the chairman of the Supervisory Board; if the chairman is absent, the member of the Supervisory Board designated by the Supervisory Board shall preside and if such member is absent, the Meeting itself shall choose its chairman. Until that moment a member of the Board of Management designated by the Board of Management shall preside temporarily.

3. Minutes shall be kept of the business transacted at the meeting. The minutes shall be acknowledged, in evidence whereof the chairman and the person who took the minutes shall sign them. Minutes need not be taken of the business transacted if a notarial record is made.

Access

Article 30.

1. All members of the Board of Management and of the Supervisory Board, shareholders and other parties with meeting rights or their authorized agents, the latter with due observance of the provisions of Article 31, shall be entitled to attend the General Meeting, to address the meeting and, insofar as they have voting rights, to cast their vote thereat. In order to exercise that right holders of ordinary registered shares, usufructuaries and pledgees of registered shares with the rights granted by law under article 2:88 casu quo article 2:89 Dutch Civil Code to holders of depositary receipts issued with the cooperation of a company must express their desire to do so to the Company in writing, such no later than at the time and place mentioned in the convocation and also, insofar as it concerns type II registered shares, stating the identifying number of the share certificate.

2. The time referred to in the previous paragraph cannot be set earlier than on the seventh day before the day of the meeting.

3. If the voting right on a share accrues to the usufructuary or the pledgee instead of to the shareholder, the shareholder shall also be authorized to attend the General Meeting and address it, provided that the Company has been notified of the intention to attend the meeting in accordance with paragraph 1.

4. The chairman of the meeting shall decide on access to the meeting by others than those who are entitled thereto by law.

Power of attorney

Article 31.

Shareholders and other parties with meeting rights may have themselves represented by written power of attorney. The Company shall be notified hereof in accordance with the provisions of Article 30 paragraph 1 of the Articles of Association.

Votes

Article 32.

1. Each person entitled to vote or his representative must sign the attendance list.

2. Each ordinary share and C share confers the right to cast one vote and each Preferred share confers the right to cast one hundred (100) votes.

3. The Board of Management, subject to the prior approval of the Supervisory Board, is authorized to provide in the convocation notice for a meeting, that shareholders and other parties with meeting rights will only be considered as shareholders or parties with meeting rights if they are registered in a register designated for that purpose by the Board of Management at such time as determined by the Board of Management, irrespective of who at the time of the actual meeting is entitled to the shares or depositary receipts. The last day of registration may not be determined to be earlier than on the seventh day before the day of the meeting. The convocation notice shall stipulate the day of registration as well as the manner in which the shareholders and other parties with meeting rights may have themselves registered and the manner in which those rights can be exercised.

4. Insofar as the law or these Articles of Association do not prescribe a greater majority, resolutions are passed by an absolute majority of the votes cast. Resolutions of the General Meeting can only be adopted validly in a meeting in which no less than one-third of the issued capital is represented. A new meeting as referred in article 2:120 paragraph 3 Dutch Civil Code cannot be convened.

5.       All votes shall be oral votes.
         However, the chairman may resolve to have votes cast by ballot.
         In the event of an election of persons, a person with voting rights present at the meeting may also require that the votes be cast by ballot.
         Voting by ballot shall be effected with closed, unsigned ballot papers.

6. If the votes are tied the drawing of lots shall decide if it concerns an election of persons and the motion shall be defeated if it concerns an item of business.

7.       Blank votes and invalid votes shall count as not having been cast.

8. The Board of Management shall keep records of the resolutions passed. The notes shall be deposited at the offices of the Company for inspection by shareholders and other persons with meeting rights who shall if so requested be furnished with a transcript or extract of these notes at no more than the cost price.

Meetings of holders of a particular class of shares

Article 33.

1. Meetings of the holders of a particular class of shares shall be convened by the Supervisory Board, the Board of Management or by a holder of one or more of the shares of that particular class.

2.       The provisions of articles 29 through 32 shall apply accordingly.

Amendment of the Articles of Association and liquidation

Article 34.

1. The General Meeting may only amend the Articles of Association of the Company at the proposal of the Board of Management, which proposal shall require the approval of the Supervisory Board, by virtue of a resolution adopted with a two-thirds majority of the votes cast at such meeting. A resolution of the General Meeting to amend the Articles of Association of the Company pursuant to which amendment of the Articles of Association the rights of the holders of any class of Preferred shares are adversely affected, shall require the prior or simultaneous approval of the meeting of holders of the concerned class of Preferred shares.

2. The full proposal shall be deposited for inspection by the shareholders and other parties with meeting rights at the offices of the Company at a location to be mentioned in the convocation as of the day of convocation to the General Meeting until the conclusion thereof;
         the transcripts of this proposal shall be made available for the shareholders and other parties with meeting rights at no cost.

3. A resolution to dissolve the Company may only be adopted in a General Meeting with a majority of no less than three-fourths of the votes cast, provided that following the occurrence of a Company Sale, a resolution to dissolve the Company may be adopted in a General Meeting by a simple majority of the votes cast.

4. Upon the dissolution of the Company the liquidation shall be effected by the Board of Management under the supervision of the Supervisory Board.

5. During the liquidation the provisions of these Articles of Association shall remain in full force as much as possible.

6. The surplus of the equity of the dissolved company, after the creditors have been paid, shall in the first place for an amount equal to the Preference Amount increased, as of the first of July two thousand and four, with any accrued but unpaid dividend, be paid and distributed on each Preferred A share.
         Subsequently, of the surplus of the equity that remains after the distribution referred to above has been effected, an amount equal to the Preference Amount increased, as of the first of July two thousand and four, with any accrued but unpaid dividend, be paid and distributed on each Preferred B share.
         That which subsequently remains shall be distributed first to the holders of C shares an amount not exceeding the par value of the C shares and then to all holders of ordinary shares and all holders of Preferred shares on an pro rata basis in proportion to the total number of shares held by each of them (assuming for such purpose the conversion of all Preferred shares into ordinary shares).

7. The books and records of the Company shall be kept for seven years after the completion of the liquidation by the party designated for that purpose by the General Meeting.

Provisional clauses

Article 35.

         During the period that one or more fractional shares are outstanding, as created pursuant to a deed of amendment of the articles of association of the Company executed on the sixteenth day of September two thousand and two before P.H.N. Quist, civil law in Amsterdam, the provisions of Article 36 shall apply.

Article 36.

1. Each fractional ordinary share has a par value of six one hundred thousandth of a cent (EUR 0.00006) and is in registered form.

2. Without prejudice to the provisions set forth in paragraph 3 below, the provisions of Book 2 Dutch Civil Code relating to shares and shareholders shall apply accordingly to fractional ordinary shares and holders of fractional ordinary shares, to the extent not provided otherwise in those provisions.

3. The provisions of these Articles relating to shares and shareholders shall apply accordingly to fractional ordinary shares and holders of fractional ordinary shares, to the extent not provided otherwise in those provisions or the provisions of paragraph 4 and 5 below.

4. A holder of one or more fractional ordinary shares may together with one or more holders of fractional ordinary shares, to the extent that the fractional ordinary shares together constitute six hundred seventy (670) fractional ordinary shares, exercise the shareholders rights attached to each share.
         The collectively entitled parties may only have themselves represented vis-a-vis the Company by one person.

5. Each holder of a fractional ordinary share is entitled to one six hundred seventieth (1/670) part of the (interim)dividend or any other distribution to which each share is entitled.

6. As of the moment a holder of fractional ordinary shares holds six hundred seventy (670) fractional ordinary shares, these six hundred seventy (670) fractional ordinary shares shall by operation of law be consolidated, free of charge, into one ordinary share, with a par value of four cents (EUR 0.04).

Article 37.

1. The provisions set forth in Article 20 paragraph 1, first sentence, and paragraphs 4, 5 and 6 regarding the Supervisory Directors shall not apply until the General Meeting has appointed two Supervisory Directors A in accordance with the provisions set forth in paragraph 4 below, and until that moment the Supervisory Board will consist of two Supervisory Directors.

2. In addition to paragraph 1 above the provisions set forth in Article 20 paragraph 6 regarding the Supervisory Directors C shall not apply for the period up to and including the thirty-first of December two thousand and two.

3. With due observance of paragraph 1 above, the first sentence of paragraph 1 of Article 20 shall, for the period up to and including the thirty-first of December two thousand and two, read as follows:
         The Company shall have a Supervisory Board of at least two members and no more than six members, consisting of no more than (i) two Supervisory Directors A, (ii) two Supervisory Directors B and (iii) two Supervisory Directors C.

4. With due observance of paragraph 1 above and, but only with regard to the Supervisory Directors C, paragraph 2, paragraph 4, the first four sentences, and paragraph 6 of Article 20 shall, for the period up to and including the thirty-first of December two thousand and two, be replaced by the following provision:
         Supervisory Directors A and Supervisory Directors C shall be appointed by the General Meeting from a binding nomination drawn up by the Supervisory Board, of at least two nominees for each vacancy to be filled.
         The binding nomination shall be drawn up within four months after the occurrence of a vacancy to be filled.
         If the Supervisory Board fails to make use of its right to draw up a binding nomination or fails to do so in a timely manner, the General Meeting shall be free to make the appointment.
         The General Meeting may at all times override the binding nature of the Supervisory Board's nomination by adopting a resolution to this effect with two-thirds of the votes cast at a meeting representing more than half of the issued capital.

5. Contrary to paragraph 7 of Article 20 the Supervisory Directors C who have been appointed in accordance with paragraph 4 above, shall resign at the close of the shareholders' meeting at which the annual accounts for the year two thousand and two are considered, and shall with due observance of paragraph 6 of Article 20, be immediately eligible for re-election.

Article 38.

1. As of the eighteenth day of September two thousand and two, the Preferred shares held by each holder of Preferred shares immediately prior to this date, each with a par value of four cents (EUR 0.04), shall be converted and consolidated in such a way that for each compilation of one hundred (100) Preferred shares of the same class one (1) Preferred share of that class, with a par value of four euro (EUR 4.-), is acquired, and for such number of shares that together constitute less than one hundred Preferred shares of the class concerned, an equal number of fractional Preferred shares of the class concerned shall be acquired, each with a par value of four cents (EUR 0.04).

2. During the period that one or more fractional Preferred shares as defined above are outstanding, the provisions of Article 39 shall apply.

3. As of the moment the provision of paragraph 1 above comes into effect, the provision of Article 40 shall apply.

Article 39.

1. Each fractional Preferred share has a par value of four cents (EUR 0.04) and is in registered form.

2. Without prejudice to the provisions set forth in paragraph 3 below, the provisions of Book 2 Dutch Civil Code relating to shares and shareholders shall apply accordingly to fractional Preferred shares and holders of fractional Preferred shares, to the extent not provided otherwise in those provisions.

3. The provisions of these Articles relating to shares and shareholders shall apply accordingly to fractional Preferred shares and holders of fractional Preferred shares, to the extent not provided otherwise in those provisions or the provisions of paragraph 4 and 5 below.

4. A holder of one or more fractional Preferred shares of a certain class may together with one or more holders of fractional Preferred shares of the same class, to the extent that the fractional Preferred shares together constitute one hundred (100) fractional Preferred shares, exercise the shareholders rights attached to each share. The collectively entitled parties may only have themselves represented vis-a-vis the Company by one person.

5. Each holder of a fractional Preferred share is entitled to one hundredth (1/100) part of the (interim)dividend or any other distribution to which each Preferred share is entitled.

6. As of the moment a holder of fractional Preferred shares holds one hundred (100) fractional Preferred shares of the same class, these one hundred (100) fractional Preferred shares shall by operation of law be consolidated, free of charge, into one Preferred share of the class concerned, with a par value of four euro (EUR 4.-).